Exhibit 99.1

News from

COSTCO WHOLESALE CORPORATION ANNOUNCES

NEW BOARD MEMBER

ISSAQUAH, Wash., December 9, 2008 – Costco Wholesale Corporation (Nasdaq: COST) today announced the election to its Board of Directors of Jeff Raikes, chief executive officer of the Bill and Melinda Gates Foundation. At the foundation, which he joined in September 2008, Raikes sets strategic priorities, monitors results, and facilitates relationships with key partners for all of the foundation’s program groups. Until August 2008, Raikes was a member of the senior leadership team at Microsoft Corporation, where he had spent over twenty-five years. As president of the Microsoft Business Division, Raikes built a strong team of leaders and transformed the Information Worker business, delivering dramatic growth in the company’s business productivity line and nearly doubling revenues to more than $16 billion annually.

Jeff Brotman, Chairman of the Board, stated: “We are very pleased to welcome Jeff as a new member of our Board. Not only does Jeff bring over twenty-five years of private sector experience, he also brings his reputation as a trusted and respected leader. Jeff and his wife, Patricia, have been deeply involved in education and children’s issues. In addition, they served as co-chairs of the 2006 United Way of King County Fund Raising Campaign, its most successful ever.”

Costco currently operates 550 warehouses, including 403 in the United States and Puerto Rico, 76 in Canada, 21 in the United Kingdom, six in Korea, five in Taiwan, eight in Japan and 31 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada.

CONTACTS:	Costco Wholesale Corporation
Richard Galanti, 425/313-8203
Bob Nelson, 425/313-8255
Jeff Elliott, 425/313/8264